Exhibit 99.1

BIMI Announces Receipt of a Delinquency Compliance Alert Notice from Nasdaq

New York, May 20, 2024 (GLOBE NEWSWIRE) — BIMI Holdings Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), previously known as BIMI International Medical Inc., a healthcare products and services provider, today announced that on May 17, 2024, it received a delinquency compliance alert notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) advising the Company that due to its failure to timely file its Form 10-Q for the period ended March 31, 2024, with the Securities and Exchange Commission (the “SEC”), and because the Company remains delinquent in filing its Form 10-K for the fiscal year ended December 31, 2023, it is not in compliance with Nasdaq’s continued listing requirements under Nasdaq Listing Rule 5250(c)(1), which requires the timely filing of all required periodic reports with the SEC (the “Rule”).

Nasdaq provided the Company 60 days to submit a plan to regain compliance with the Rule with respect to delinquent reports (the “Plan”). The Company intends to submit its plan of compliance to Nasdaq by June 18, 2024. If Nasdaq accepts the Plan, the Company may be granted an extension of 180 calendar days from the due date of the Form 10-K, or until October 14, 2024, to regain compliance with the Rule. In the event the Plan is not accepted by Nasdaq, the Company may appeal that decision to a Hearings Panel.

About BIMI Holdings Inc.

BIMI Holdings Inc. is a healthcare products and services provider, offering a broad range of healthcare products and related services in the U.S. and Asia. For more information, please visit usbimi.com.

Forward-Looking Statements

This announcement contains forward-looking statements as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, formulated in accordance with the ‘safe harbor’ provisions of the Private Securities Litigation Reform Act of 1995. These statements, reflecting the Company’s projections about its future financial and operational performance, employ terms like ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘target,’ ‘aim,’ ‘predict,’ ‘outlook,’ ‘seek,’ ‘goal,’ ‘objective,’ ‘assume,’ ‘contemplate,’ ‘continue,’ ‘positioned,’ ‘forecast,’ ‘likely,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately,’ and similar expressions to convey the uncertainty of future events or outcomes. These forward-looking statements are based on the Company’s current expectations, assumptions, and projections, involving judgments about future economic conditions, competitive landscapes, market dynamics, and business decisions, many of which are inherently challenging to predict accurately and are largely beyond the Company’s control. Additionally, these statements are subject to a multitude of known and unknown risks, uncertainties, and other variables that could significantly diverge the Company’s actual results from those depicted in any forward-looking statement. These factors include, but are not limited to, varying economic conditions, competitive pressures, and regulatory changes. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Investor Relations Contact

Investor Relations Department of BIMI Holdings Inc.

Email: vinson@usbimi.com
Tel: +1 949 981 6274